Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and Administration
(603) 880-9500

Robert Fusco
Investor Relations Brookstone
(603) 880-9500

FOR IMMEDIATE RELEASE

BROOKSTONE ANNOUNCES HOLIDAY 2004 RESULTS

MERRIMACK, NH, January 5, 2005-Brookstone, Inc. (Nasdaq: BKST) today announced holiday sales for the nine-week period ended January 1, 2005. Same store sales were flat to last year as compared to a same store sales increase of 12.6 percent during the same period last year. Sales of the Direct-to-Customer segment increased 25.5 percent, to $42 million, as compared to the same period last year. Total sales increased 8.2 percent, to $215 million, as compared to the same period last year.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony commented, “While many of our new product offerings performed well during this period, our overall same store sales this Holiday were below expectations. The strong performance of these new products was offset by below plan performance of the massage and audio categories in particular. It is also important to note that we maintained our product margins during this challenging Holiday season. Our Direct-to-Customer segment posted strong gains, and we are pleased with our Internet sales, which recorded an increase of 33.9 percent during this period.”

Year-to-date, same store sales increased 6.6 percent. Sales of the Direct-to-Customer segment increased 21.0 percent, as compared to the same period last year. Year-to-date total sales increased 15.1 percent, to $476 million, as compared to the same period last year.

Mr. Anthony continued, “On a year-to-date basis, we continue to project strong earnings growth over last year. In light of our Holiday performance, we now expect full year diluted Earnings Per Share to range between $1.03 and $1.07. This represents record results and an approximate 20 percent increase over last year. We believe we have a strong slate of new products in the pipeline, and expect to reap benefits from them throughout next year. We are also working aggressively to increase and accelerate new product introductions in product areas where we experienced weakness this year”.

Earnings for the quarter and year will be affected by January sales and physical inventory results, among other factors.

Brookstone, Inc. is a product development and specialty retail company that operates 288 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. The Company also operates five stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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